Exhibit 10.10

SUSSEX BANK
SALARY CONTINUATION AGREEMENT

        THIS AGREEMENT is effective as of the 8th day of January, 2004, by and between SUSSEX BANK, a state chartered Company located in Franklin, New Jersey (the “Company”) and TERRY H. THOMPSON (the “Executive”).

INTRODUCTION

        To encourage the Executive to remain an employee of the Company, the Company is willing to provide salary continuation benefits to the Executive. The Company will pay the benefits from its general assets.

AGREEMENT

        The Executive and the Company agree as follows:

Article 1
Definitions

        Whenever used in this Agreement, the following words and phrases shall have the meanings specified:

        1.1 “Change in Control” means any of the following:

(A)	any person (as such term is used in Sections 13d and 14d-2 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), other than the Corporation, a subsidiary of the Corporation, an employee benefit plan (or related trust) of the Corporation or a direct or indirect subsidiary of the Corporation, or Affiliates of the Corporation (as defined in Rule 12b-2 under the Exchange Act), becomes the beneficial owner (as determined pursuant to Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Corporation representing more than 50% of the combined voting power of the Corporation’s then outstanding securities (other than a person owning 25% or more of the voting power of stock on the date hereof); or

(B)	the liquidation or dissolution of the Corporation or the occurrence of, or execution of an agreement providing for a sale of all or substantially all of the assets of the Corporation to an entity which is not a direct or indirect subsidiary of the Corporation; or

(C)	the occurrence of, or execution of an agreement providing for a reorganization, merger, consolidation or other similar transaction or connected series of transaction of the Corporation as a result of which either (a) the Corporation does not survive or (b) pursuant to which shares of the Corporation common stock (“Common Stock”) would be converted into cash, securities or other property, unless, in case of either (a) or (b), the holders of the Corporation Common Stock immediately prior to such transaction will, following the consummation of the transaction, beneficially own, directly or indirectly, more than 50% of the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors of the corporation surviving, continuing or resulting from such transaction; or

(D)	the occurrence of, or execution of an agreement providing for a reorganization, merger, consolidation or similar transaction of the Corporation, or before any connected series of such transaction, if upon consummation of such transaction or transactions, the persons who are members of the Board of Directors of the Corporation immediately before such transaction or transactions cease or, in the case of the execution of an agreement for such transaction or transactions, it is contemplated in such agreement that upon consummation such persons would cease to constitute a majority of the Board of Directors of the Corporation or, in the case where the Corporation does not survive in such transaction, of the corporation surviving, continuing or resulting from such transaction or transactions; or

(E)	any other event which is at any time designated as a “Change in Control” for purposes of this Agreement by a resolution adopted by the Board of Directors of the Corporation with the affirmative vote of a majority of the non-employee directors in office at the time the resolution is adopted, the Change in Control event specified thereby shall be deemed incorporated herein by reference and thereafter may not be amended, modified or revoked without the written agreement of the Executive; or

(F)	during any period of two consecutive years during the term of this Agreement, individuals who at the beginning of such period constitute the Board of Directors of the Company or Corporation cease for any reason to constitute at least a majority thereof, unless the election of each director who was not a director at the beginning of such period has been approved in advance by directors representing at least two-thirds of the directors then in office who were directors at the beginning of the period, provided however this provision shall not apply in the event two-thirds of the Board of Directors at the beginning of a period no longer are directors due to death, normal retirement, or other circumstances not related to a Change in Control.

        Notwithstanding anything else to the contrary set forth in this Agreement, if (i) an agreement is executed by the Corporation providing for any of the transactions or events constituting a Change in Control as defined herein, and the agreement subsequently expires or is terminated without the transaction or event being consummated, and (ii) Executive’s employment did not terminate during the period after the agreement and prior to such expiration or termination, for purposes of this Agreement it shall be as though such agreement was never executed and no Change in Control event shall be deemed to have occurred as a result of the execution of such agreement.

        1.2 “Code” means the Internal Revenue Code of 1986, as amended.

        1.3 “Corporation” means Sussex Bancorp.

        1.4 “Disability” means if the Executive is covered by a Company-sponsored disability policy, total disability as defined in such policy without regard to any waiting period. If the Executive is not covered by such a policy, Disability means the Executive suffering a sickness, accident or injury which, in the judgment of a physician satisfactory to the Company, prevents the Executive from performing substantially all of the Executive’s normal duties for the Company. As a condition to receiving any Disability benefits, the Company may require the executive to submit to such physical or mental evaluations and tests as the Company’s Board of Directors deem appropriate.

        1.5 “Early Retirement Age” means the date the Executive reaches age 60 or older with 10 or more Years of Service.

        1.6 “Early Retirement Date” means the month, day and year in which Early Retirement occurs.

        1.7 “Early Termination Date” means the month, day and year in which Early Termination occurs.

        1.8 “Effective Date” means January 1, 2004.

        1.9 “Final Pay” means the average of the reported W-2 compensation paid to the Executive by the Company for the last five (5) full calendar years of employment. Any reductions to compensation for elective deferrals under Section 401(k) or Section 125 of the Code shall be added back in determining W-2 compensation. If the Executive has been with the Company for less than 5 years, then the average of the compensation earned during the Executive’s employment shall be used.

        1.10 “Involuntary Early Termination” means that the Executive, prior to Normal Retirement Age, has been notified in writing that employment with the Company is terminated for reasons other than approved leave of absence, Termination for Cause, Disability, or Change in Control.

        1.11 “Normal Retirement Age” means the Executive’s 65th birthday.

        1.12 “Normal Retirement Date” means the later of the Normal Retirement Age or Termination of Employment.

        1.13 “Plan Year” means each twelve-month period commencing with the Effective Date of this Agreement.

        1.14 “Termination for Cause” See Section 5.2.

        1.15 “Termination of Employment” means that the Executive ceases to be employed by the Corporation or any of its subsidiaries for any reason whatsoever other than by reason of a leave of absence which is approved by the Company.

        1.16 “Voluntary Termination” means that the Executive, prior to Normal Retirement Age, has terminated employment with the Company for reasons other than Termination for Cause, Disability, or Change in Control.

        1.17 “Years of Service” means the total number of continuous years of employment with the Corporation or any of its subsidiaries, inclusive of any approved leaves of absences.

Article 2
Lifetime Benefits

        2.1 Normal Retirement Benefit. Upon Termination of Employment on or after the Normal Retirement Age for reasons other than death, the Company shall pay to the Executive the benefit described in this Section 2.1 in lieu of any other benefit under this Agreement.

2.1.1	Amount of Benefit. The annual benefit under this Section 2.1 is 35 percent of Final Pay, as defined in Article 1.9, at the Normal Retirement Date.

2.1.2	Payment of Benefit. The Company shall pay the annual benefit to the Executive in 12 equal monthly installments payable on the first day of each month commencing with the month following the Executive’s Normal Retirement Date. The annual benefit shall be paid for fifteen (15) years.

        2.2 Involuntary Early Termination Benefit. Upon Involuntary Early Termination, the Company shall pay to the Executive the Involuntary Early Termination benefit described in this Section 2.2 in lieu of any other benefit under this Agreement.

2.2.1 Amount of Benefit. The annual benefit under this Section 2.2 is 35 percent of Final Pay, as defined in Article 1.9, at the date of Termination of Employment.

2.2.2 Payment of Benefit. The Company shall pay the annual benefit to the Executive in 12 equal monthly installments payable on the first day of each month commencing with the month following the Executive’s Termination of Employment. The annual benefit shall be paid for fifteen (15) years.

        2.3 Voluntary Early Retirement Benefit.Upon Voluntary Termination on or after Early Retirement Age, but before Normal Retirement Age, the Company shall pay to the Executive the benefit described in this Section 2.3 in lieu of any other benefit under this Agreement.

2.3.1 Amount of Benefit. The benefit under this Section 2.3 is the Early Retirement Annual Benefit amount set forth in Schedule A for the Plan Year ended immediately prior to the Early Retirement Date.

2.3.2 Payment of Benefit. The Company shall pay the annual benefit to the Executive in 12 equal monthly installments payable on the first day of each month commencing with the month following the Early Retirement Date. The annual benefit shall be paid for fifteen (15) years.

        2.4 Voluntary Early Termination Benefit. If Voluntary Termination of employment occurs prior to Early Retirement Age, the Executive will not be entitled to a benefit under this Agreement.

        2.5 Disability Benefit. If the Executive terminates employment due to Disability prior to Normal Retirement Age, the Company shall pay to the Executive the benefit described in this Section 2.4 in lieu of any other benefit under this Agreement.

2.5.1 Amount of Benefit. The annual benefit under this Section 2.5 is 35 percent of Final Pay, as defined in Article 1.9, at the date of Termination of Employment.

2.5.2 Payment of Benefit. The Company shall pay the annual benefit amount to the Executive in 12 equal monthly installments payable on the first day of each month commencing with the month following Termination of Employment. The annual benefit shall be paid for fifteen (15) years.

        2.6 Change in Control Benefit.If the Executive is in the active service of the Company at the time of a Change in Control, the Company shall pay to the Executive the benefit described in this Section 2.6 in lieu of any other benefit under this Agreement.

2.6.1 Amount of Benefit. The annual benefit under this Section 2.6 is 35 percent of Final Pay, as defined in Article 1.9, at the date of Termination of Employment.

2.6.2 Payment of Benefit. The Company shall pay the annual benefit amount to the Executive in 12 equal monthly installments payable on the first day of each month commencing with the month following Termination of Employment. The annual benefit shall be paid for fifteen (15) years.

Article 3
Death Benefits

        3.1 Death During Active Service. If the Executive dies while in the active service of the Company, the Company shall pay to the Executive’s beneficiary the benefit described in this Section 3.1. This benefit shall be paid in lieu of the Lifetime Benefits of Article 2.

3.11 Amount of Benefit. The annual benefit under this Section 3.1 is 35 percent (35%) of Final Pay, provided, however, in determining the Final Pay for purposes of this section, that Executive’s salary in his last full calendar year of employment shall be increased by 4% per year from such last full year of employment through the Executive’s Normal Retirement Age, and the Executive’s Final Pay shall be determined based upon the average of the Executive’s pay for five years assuming that Executive had worked each year until his Normal Retirement Age and that his compensation had been increased by such 4% amount annually. The annual benefit payable under this Section 3.1.1 shall not exceed $75,000 per year.

3.1.2 Payment of Benefit. The Company shall pay the annual benefit to the beneficiary in 12 equal monthly installments payable on the first day of each month commencing with the month following the Executive’s death. The annual benefit shall be paid for fifteen (15) years.

        3.2 Death During Benefit Period. If the Executive dies after the benefit payments have commenced under this Agreement but before receiving all such payments, the Company shall pay the remaining benefits to the Executive’s beneficiary at the same time and in the same amounts they would have been paid to the Executive had the Executive survived.

        3.3 Death Following Termination of Employment but Before Benefits Commence. If the Executive is entitled to benefits under this Agreement, but dies prior to receiving said benefits, the Company shall pay to the Executive’s beneficiary the same benefits, in the same manner, they would have been paid to the Executive had the Executive survived; however, said benefit payments will commence upon the Executive’s death.

Article 4
Beneficiaries

        4.1 Beneficiary Designations. The Executive shall designate a beneficiary by filing a written designation with the Company. The Executive may revoke or modify the designation at any time by filing a new designation. However, designations will only be effective if signed by the Executive and accepted by the Company during the Executive’s lifetime. The Executive’s beneficiary designation shall be deemed automatically revoked if the beneficiary predeceases the Executive, or if the Executive names a spouse as beneficiary and the marriage is subsequently dissolved. If the Executive dies without a valid beneficiary designation, all payments shall be made to the Executive’s estate.

        4.2 Facility of Payment. If a benefit is payable to a minor, to a person declared incapacitated, or to a person incapable of handling the disposition of his or her property, the Company may pay such benefit to the guardian, legal representative or person having the care or custody of such minor, incapacitated person or incapable person. The Company may require proof of incapacity, minority or guardianship as it may deem appropriate prior to distribution of the benefit. Such distribution shall completely discharge the Company from all liability with respect to such benefit.

Article 5
General Limitations

        5.1 Excess Parachute or Golden Parachute Payment. Notwithstanding any provision of this Agreement to the contrary, the Company shall not pay any benefit under this Agreement to the extent the benefit would be an excess parachute payment under Section 280G of the Code or would be a prohibited golden parachute payment pursuant to 12 C.F.R. §359.2 and for which the appropriate federal Companying agency has not given written consent to pay pursuant to 12 C.F.R. §359.4.

        5.2 Termination for Cause. Notwithstanding any provision of this Agreement to the contrary, the Company shall not pay any benefit under this Agreement, if the Company terminates the Executives employment for:

5.2.1	Gross negligence or gross neglect of duties;

5.2.2	Commission of a felony or of a gross misdemeanor involving moral turpitude; or

5.2.3	Fraud, disloyalty, dishonesty or willful violation of any law or significant Company policy committed in connection with the Executive’s employment and resulting in an adverse effect on the Company.

        5.3 Removal. Notwithstanding the provisions of this Agreement to the contrary, the Company shall not pay any benefit under this Agreement if the Executive is subject to a final removal or prohibition order issued by an appropriate federal Companying agency pursuant to Section 8(e) of the Federal Deposit Insurance Act.

        5.4 Competition After Termination of Employment. Executive agrees that during the term of his employment hereunder and for a period of one (1) year after the termination of his employment, he will not in any way, directly or indirectly, manage operate, control, accept employment or consulting position with or otherwise advise or assist or be connected with or own or have any other interest in or right with respect to (other than through ownership of not more than five percent (5%) of the outstanding shares of a corporation whose stock is listed on a national securities exchange or on the National Association of Securities Dealers Automated Quotation System) any enterprise which competes with the Company in the business of banking in the counties in which the Company conducts its business on the date of the Executive’s termination. In the event that this covenant not to compete shall be found by a court of competent jurisdiction to be invalid or unenforceable as against public policy, such court shall exercise discretion in reforming such covenant to the end that the Executive shall be subject to a covenant not to compete that is reasonable under the circumstances and enforceable by the Company. Executive agrees to be bound by any such modified covenant not to compete.

        5.5 Suicide or Misstatement. .No benefits shall be payable if the Executive commits suicide within two years after the date of this Agreement, or if the insurance company denies coverage for material misstatements of fact made by the Executive on any application for life insurance purchased by the Company, or any other reason; provided, however that the Company shall evaluate the reason for the denial, and upon advice of legal counsel and in its sole discretion, consider judicially challenging any denial.

Article 6
Claims and Review Procedures

        6.1 Claims Procedure. Any person or entity who has not received benefits under this Agreement that he or she believes should be paid (“Claimant”) shall make a claim for such benefits as follows:

6.1.1 Initiation – Written Claim. The claimant by submitting to the Company a written claim for the benefits.

6.1.2. Timing of Company Response. The Company shall respond to such claimant within 90 days after receiving the claim. If the Company determines that special circumstances require additional time for processing the claim, the Company can extend the response period by an additional 90 days by notifying the claimant in writing, prior to the end of the initial 90-day period, that an additional period is required. The notice of extension must set forth the special circumstances and the date by which the Company expects to render its decision

6.1.3. Notice of Decision. If the Company denies part or all of the claim, the Company shall notify the claimant in writing of such denial. The

Company shall write the notification in a manner calculated to the understood by the claimant. The notification shall set forth:

(a) The specific reasons for the denial,

(b) A reference to the specific provision of the Agreement on which the denial is based,

(c) A description of any additional information or material necessary for the claimant to perfect the claim and an explanation of why it is needed,

(d) An explanation of the Agreement’s review procedures and the time limits applicable to such procedures, and

(e) A statement of the claimant’s right to bring a civil action under ERISA Section 502(a) following an adverse benefit determination on review.

        6.2 Review Procedure. If the Company denies part or all of the claim, the claimant shall have the opportunity for a full and fair review by the Company of the denial, as follows:

6.2.1 Initiation Written Request. To initiate the review, the claimant, within 60 days after receiving the Company’s notice of denial, must file with the Company a written request for review.

6.2.2 Additional Submissions – Information Access. The claimant shall then have the opportunity to submit written comments, documents, records and other information relating to the claim. The Company shall also provide the claimant, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant (as defined in applicable ERICA regulations) to the claimant’s claim for benefits.

6.2.3 Considerations on Review. In considering the review, the Company shall take into account all materials and information the claimant submits relating to the claim, without regard to whether such information was submitted or considered in the initial benefit determination.

6.2.4 Timing of Company Response. The Company shall respond in writing to such claimant within 60 days after receiving the request for review, If the Company determined that special circumstances require additional time for processing the claim, the Company can extend the response period by an additional 60 days by notifying the claimant in writing prior to the end of the initial 60-day period, that an additional prior is required. The notice of extension must set forth the special circumstances and he date by which the Company expects to render its decisions.

6.2.5 Notice of Decision. The Company shall notify the claimant in writing of its decision on review. The Company shall write the notification in a manner calculated to be understood by claimant. The notification shall set forth:

(a)	The specific reasons for the denial,

(b)	A reference to the specific provisions of the Agreement on which the denial is based,

(c)	A statement that the claimant is entitled to receive, upon request and free of charge reasonable access to, and copies of, all documents, records and other information relevant (as defined in applicable ERISA regulations) to the claimant’s claim for benefits, and.

(d)	A statement of the claimant’s right to bring a civil action under ERISA Section 502(a).

Article 7
Amendments and Termination

        This Agreement may be amended or terminated only by a written agreement signed by the Company and the Executive, except as provided in Article 5.

Article 8
Miscellaneous

        8.1 Binding Effect. This Agreement shall bind the Executive and the Company, and their beneficiaries, survivors, executors, successors, administrators and transferees.

        8.2 No Guarantee of Employment. This Agreement is not an employment policy or contract. It does not give the Executive the right to remain an employee of the Company, nor does it interfere with the Company’s right to discharge the Executive. It also does not require the Executive to remain an employee not interfere with the Executive’s right to terminate employment at any time.

        8.3 Non-Transferability. Benefits under this Agreement cannot be sold, transferred, assigned, pledged, attached or encumbered in any manner.

        8.4 Reorganization. The Corporation shall not merge or consolidate into or with another company, or reorganize or sell substantially all of its assets to another company, firm, or person unless such succeeding or continuing company, firm or person agrees to assume discharge the obligations of the Corporation under this Agreement. Upon the occurrence of such event, the term “Corporation” as used in this Agreement shall be deemed to refer to the successor or survivor company.

        8.5 Tax Withholding. The Company shall withhold any taxes that are required to be withheld from the benefits provided under this Agreement.

        8.6 Applicable Law. The Agreement and all rights hereunder shall be governed by the Laws of the State of New Jersey, except to the extent preempted by the laws of the United States of America; provided, however, that with respect to insurance policies owned by the Company or any insurable interest issues, the laws of Delaware shall govern.

        8.7 Unfunded Arrangement. The Executive and beneficiary are general unsecured creditors of the Company for the payment of benefits under this Agreement. The benefits represent the mere promise by the Company to pay such benefits. The rights to benefits are not subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment, or garnishment by creditors. Any insurance on the Executive’s life is a general asset of the Company to which the Executive and beneficiary have no preferred or secured claim.

        8.8 Entire Agreement. This Agreement constitutes the entire agreement between the Company and the Executive as to the subject matter hereof. No rights are granted to the Executive by virtue of this Agreement other than those specifically set forth herein.

        8.9 Administration. The Company shall have powers which are necessary to administer this Agreement, including but not limited to:

8.9.1	Interpreting the provisions of the Agreement.

8.9.2	Establishing and revising the method of accounting for the Agreement;

8.9.3	Maintaining a record of benefit payments; and

8.9.4	Establishing rules and prescribing any forms necessary or desirable to administer the Agreement.

        8.10 Named Fiduciary. The Company shall be the named fiduciary and plan administrator under this Agreement. It may delegate to others certain aspects of the management and operational responsibilities including the employment of advisors and the delegation of ministerial duties to qualified individuals.

        IN WITNESS WHEREOF, the Executive and a duly authorize Company officer have signed this Agreement.

EXECUTIVE:	COMPANY:

SUSSEX COMPANY

Terry Thompson /s/	By: Donald Kovach /s/
Title: Chairman and CEO

        By execution hereof, Sussex Bancorp consents to and agrees to be bound by the terms and conditions of this Agreement.

ATTEST:	SUSSEX BANCORP

Mary Cannistra /s/	By: Donald Kovach /s/
Title: Chairman and CEO